Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Westport Fuel Systems Inc.
We consent to the use of:
•our report dated April 23, 2026, on the consolidated financial statements of Westport Fuel Systems Inc. (the “Entity”) which comprise the consolidated balance sheets as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes,
•our report dated April 23, 2026, on the effectiveness of the Entity’s internal control over financial reporting as of December 31, 2025,
•our report dated April 15, 2026, with respect to the consolidated statements of financial position of Cespira Canada Limited Partnership as of December 31, 2025 and 2024, the related consolidated statements of comprehensive loss, partners’ equity, and cash flows for the year ended December 31, 2025, and for the period from incorporation on February 2, 2024 to December 31, 2024, and the related notes; and
•our report dated April 15, 2026, with respect to the consolidated statements of financial position of Cespira Sweden AB as of December 31, 2025 and 2024, and the related consolidated statements of comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year ended December 31, 2025, and for the period from incorporation on January 22, 2024 to December 31, 2024, and the related notes each of which are included in the Annual Report on Form 20-F of the Entity for the fiscal year ended December 31, 2025, which is incorporated by reference and to the reference to our firm under the heading “Experts” in the prospectus included in the Post-Effective Amendment No. 1 to Form F-1 dated August 20, 2026, of the Entity.
/s/ KPMG LLP
Chartered Professional Accountants
August 20, 2026
Vancouver, Canada